EXHIBIT 16.1

August 1, 2006

Securities and Exchange Commission

Mail Stop 4561

100 F Street

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the Changes In and Disagreements with Accountants on Accounting and Financial Disclosure section of Form S-1 of Omni Financial Services, Inc. (Regis. No. 333-134997), and have the following comments:

1.	We agree with the statements made in paragraphs one through three.

2.	We have no basis on which to agree or disagree with the statement made in the fourth paragraph.

/s/    PORTER KEADLE MOORE, LLP

Certified Public Accountants

Suite 1800 . 235 Peachtree Street NE . Atlanta, Georgia 30303 . Phone 404-588-4200 . Fax 404-588-4222 .

www.pkm.com